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Exhibit 8.1

[Milbank, Tweed, Hadley & McCloy LLP Letterhead]

August 18, 2008

Enliven Marketing Technologies Corporation
205 West 39th Street, 16th Floor
New York, NY 10018

Ladies and Gentlemen:

        In connection with the proposed merger (the "Merger") of DG Acquisition Corp. VI. ("Merger Sub") with and into Enliven Marketing Technologies Corporation ("Enliven") pursuant to the Agreement and Plan of Merger dated as of May 7, 2008, by and among DG FastChannel, Inc. ("DG FastChannel"), Merger Sub, and Enliven (the "Agreement"), and the registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), originally filed by DG FastChannel with the Securities and Exchange Commission (the "Commission") on June 2, 2008, as amended to date (the "Registration Statement"), you have requested our opinion concerning statements respecting the tax treatment of the Merger to Enliven, Enliven stockholders and holders of warrants to purchase Enliven common stock in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger."

        We have acted as special tax counsel to Enliven in connection with the Merger and for the purpose of providing this opinion.

        For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and factual accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto): (i) the Agreement, (ii) the Registration Statement, (iii) those certain tax representation letters of even date herewith delivered to us by DG FastChannel and Enliven (the "Tax Representation Letters") and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

        In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1.     Documents submitted to us as originals (including signatures) are authentic;

        2.     Documents submitted to us as copies conform to the original documents;

        3.     There has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        4.     The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law;

        5.     All statements, descriptions and representations contained in any of the documents referred to herein, including the Registration Statement, the Tax Representation Letters, or otherwise made to us are true and correct at all relevant times, and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or which make any such statement, description or representation untrue, incorrect or incomplete in any material respect;

        6.     Any statements made in any of the documents referred to herein that are qualified by the limitation "to the knowledge of" or which are otherwise similarly qualified are correct without such qualification and will continue to be correct without such qualification at all relevant times; and

        7.     All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters will be performed without waiver or breach of any provision thereof.

        If any of the above-described assumptions are untrue for any reason, or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

        Based on such facts and subject to the limitations set forth herein and in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger" constitute the opinion of Milbank, Tweed, Hadley & McCloy LLP as to the material tax consequences of the Merger to the extent such discussion reflects statements of law or legal conclusions pertaining to the tax treatment of the Merger to Enliven, Enliven stockholders and holders of warrants to purchase Enliven common stock.

        No opinion is expressed as to any matter not discussed herein. Other than as expressly stated above, we express no opinion on any issue relating to the Agreement or any other document. In particular, our opinion addresses the matters under United States federal income tax laws only. This opinion is not intended to and does not address matters related to any of the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Agreement. In addition, no opinion is expressed as to any federal income tax consequences of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein, and it is possible that changes in such legal authorities may occur between the date hereof and the Effective Time. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

        This opinion is rendered to you and is for your benefit in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                      Very truly yours,

                      /s/                        MILBANK, TWEED, HADLEY & MCCLOY LLP

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  Exhibit 8.1